VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”), dated as of February 28, 2007, is entered into by and between NexCen Brands, Inc., a Delaware corporation (the “Company”), Stuart Olsten and Jonathan R. Jameson (collectively, the “Majority Securityholders”).

WHEREAS, the Company, MM Acquisition Sub, LLC, a Delaware limited liability company (“Merger Sub”), MaggieMoo’s International, LLC, a Delaware limited liability company (“MaggieMoo’s”), and the Majority Securityholders have entered into that certain Agreement and Plan of Merger, dated as of February 14, 2007 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into MaggieMoo’s;

WHEREAS, pursuant to the terms of the Merger Agreement, in exchange for the limited liability company interests of MaggieMoo’s, the Majority Securityholders, in addition to the right to receive the Cash Consideration, (1) will have the right to receive, at the Closing, shares of common stock, par value $0.01 per share, of the Company (“Company Shares”) equal in number to the remainder of (x) the quotient obtained by dividing (A) $2,500,000 multiplied by the Accredited Investor Percentage, by (B) the Closing Date Reference Price; (2) may have the right, following Closing, to receive Company Shares representing the Adjusted Holdback Amount, if any; and, (3) may have the right, following the Closing, to receive an additional number of Company Shares in accordance with Section 2.14 of the Merger Agreement (all such Company Shares are referred to as the “Merger Shares”);

WHEREAS, each Majority Securityholder shall be entitled to his Pro Rata Percentage of the Merger Shares (collectively, the “Consideration Shares”); and

WHEREAS, on the terms and conditions set forth in the Merger Agreement, the Majority Securityholders desire and agree to be bound by the restrictions on transfer, and to vote all Consideration Shares issued to them pursuant to the terms of the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows (with all capitalized terms used and not otherwise defined herein having their respective meanings as set forth in the Merger Agreement):

1. Agreement to Vote Shares; Irrevocable Proxy. Each Majority Securityholder hereby appoints such person as the Board of Directors of the Company may designate from time to time (the “Proxy Holder”) its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Consideration Shares (including any Company Shares included in the Adjusted Holdback Amount, if any) and any New Shares (as defined below) (collectively, the “Shares”). The Majority Securityholders shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and limited power of attorney. The proxy and limited power of attorney granted hereunder by the Majority Securityholders shall be irrevocable during the term of this Agreement and shall revoke any and all prior proxies granted by the Majority Securityholders with respect to the matters contemplated hereunder. The power of attorney granted by the Majority Securityholders herein is a limited durable power of attorney and shall survive the bankruptcy, death or incapacity of the Majority Securityholders. The proxy and limited power of attorney granted hereunder shall terminate upon the termination of this Agreement. All parties hereto acknowledge and agree that the Proxy Holder shall, and the Majority Securityholders hereby irrevocably consent to, vote all Shares owned by them in favor of matters recommended or approved by the Board of Directors of the Company, or, if such matters are neither recommended nor approved by the Board of Directors of the Company, then at the direction of the Board of Directors of the Company, in respect of all matters for which stockholder approval is sought or required. Notwithstanding anything to the contrary, the provisions of this Section 1 shall not apply with respect to any Shares that have been validly Transferred (as hereinafter defined) by either of the Majority Securityholders (or its permitted transferees or successors in interest) to a third party in compliance with Section 4 hereof.

2. No Voting Trusts or Other Arrangements. Each of the Majority Securityholders agrees that he will not, and will not permit any entity under his or its control to, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than this Agreement.

3. Majority Securityholder Capacity. Notwithstanding anything to the contrary set forth herein, each of the Majority Securityholders is entering into this Agreement solely in such Majority Securityholder’s capacity as the holder of the Shares, as may become applicable, and nothing in this Agreement shall prevent any of the Majority Securityholders from taking any action or omitting to take any action in the Majority Securityholders’ capacity as an officer or employee of the Company or any of its subsidiaries, in either case as applicable or as may become applicable to the Majority Securityholders.

4. Transfer and Encumbrance.

(a) Each of the Majority Securityholders represents and warrants, as to himself, that (i) the Consideration Shares are free and clear of all liens, claims, charges, security interests or other encumbrances, other than those that may be created by the Merger Agreement and this Agreement, (ii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Majority Securityholders are a party relating to the pledge, disposition or voting of the Shares, and there are no voting trusts or voting agreements with respect to the Shares, other than this Agreement, (iii) he has full power and authority to enter into, execute and deliver this Agreement and to perform fully his obligations hereunder and (iv) this Agreement constitutes the legal, valid and binding obligation of him in accordance with its terms.

(b) On or after the date hereof and during the term of this Agreement, in accordance with the terms and conditions set forth Section 7.2 of the Merger Agreement (including but not limited to the lock-up periods set forth therein), each of the Majority Securityholders shall not, and shall not agree to, (i) sell, transfer, hypothecate, negotiate, pledge, assign, encumber, grant any option, warrant or other right to purchase, or otherwise dispose of, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of ((i) and (ii) collectively, “Transfer”) any Company Shares, except to one or more partners or members of each of the Majority Securityholders or to an affiliated corporation under common control with either of the Majority Securityholders (but then only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and the Proxy Holder, to be bound by the terms of this Agreement and each of the Majority Securityholders (as applicable) has delivered to the Company an opinion of counsel in form and substance satisfactory to the Company and its counsel, to the effect that no registration of the Shares under the Securities Act is required).

5. New Shares. Each of the Majority Securityholders agrees that all Shares received as a result of any stock splits, stock dividends or reclassifications of Consideration Shares (all such Shares collectively, “New Shares”), shall be subject to the terms of this Agreement to the same extent as if they constituted Consideration Shares as of the date hereof.

6. Specific Performance. Each party hereto acknowledges that it will be difficult to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

7. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8. Notices. All notices hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by facsimile or like transmission or on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

1330 Avenue of the Americas
40th Floor
New York, NY 10019
Attention:    James Haran
Fax:  212-277-1160

With a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP
655 15th Street, N.W.
Washington, DC 2005
Attention:     Andrew Herman, Esq.
Fax:   202-879-5200

If to the Majority Securityholders, to the address or facsimile number set forth for each of the Majority Securityholders on the signature page hereof.

9. Miscellaneous.

(a) In addition to other legends that are required, either by agreement or by federal or state securities laws, each certificate representing any of the Shares shall be marked by the Company with a legend substantially in the following form:

“THE SALE, TRANSFER, HYPOTHECATION, NEGOTIATION, PLEDGE, ASSIGNMENT, ENCUMBRANCE, GRANT OF ANY OPTION, WARRANT OR OTHER RIGHT TO PURCHASE, OR OTHER DISPOSITION (COLLECTIVELY, “TRANSFER”) OF THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AND A GRANT OF PROXY PURSUANT TO THAT CERTAIN VOTING AGREEMENT BY AND BETWEEN THE COMPANY, AND THE MAJORITY SECURITYHOLDERS NAMED THEREIN, DATED AS OF FEBRUARY ___, 2007 (THE “VOTING AGREEMENT”), COPIES OF EACH OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF NEXCEN BRANDS, INC. NO TRANSFER OF THE SHARES MAY BE MADE UNLESS SPECIFIC CONDITIONS OF THE VOTING AGREEMENT ARE SATISFIED.

(b) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America, in each case sitting in Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY.

(d) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(e) This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f) This Agreement shall terminate automatically upon the sale, transfer or other disposition of all Company Shares held by the Majority Securityholders to persons or entities that are not Affiliates, in compliance with Section 4(b) hereof. For purposes hereof, the term “Affiliate” shall mean any other person or entity who directly, or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Majority Securityholder. For purposes of this definition, control of an entity means the power, directly or indirectly, to direct or cause the direction of the management and policies of such entity whether by contract, securities ownership or otherwise; and the terms “controlling” and “controlled” shall have the respective meanings correlative to the foregoing.

(g) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(h) No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 9(h) shall be null and void.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

NEXCEN BRANDS, INC., a Delaware corporation

By:	/s/ Robert W. D’Loren
Name: Robert W. D’Loren
Title: Chief Executive Officer

MAJORITY SECURITYHOLDERS:

/s/ Stuart Olsten
Stuart Olsten

/s/ Jon R. Jameson
Jon R. Jameson

SCHEDULE 1

Name of Majority Securityholder	Address and Facsimile Number for Notices Pursuant to Section 8	Number of Initial Consideration Shares
Stuart Olsten	67 Willets Road Old Westbury, NY 11568 Fax No.:	154,245
Jon R. Jameson	16 Combahee Road Hilton Head, SC 29928 Fax No.:	20,287